CONSENT OF ERNST & YOUNG LLP,

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights and Financial Statements” in the Combined Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of The RBB Fund, Inc. and to the incorporation by reference in this Registration Statement of our report on the Robeco Boston Partners Long/Short Equity Fund and the WPG 130/30 Large Cap Core Fund of The RBB Fund, Inc, dated October 30, 2008, included in the 2008 Annual Report to shareholders.

Ernst & Young LLP

Philadelphia, Pennsylvania

December 5, 2008